Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-174871) pertaining to the 2011 Amended and Restated Incentive Stock Option Plan of Patheon Inc. of our report dated December 19, 2011 (except for Note 1, as to which the date is October 2, 2012), with respect to the consolidated financial statements of Patheon Inc. included in this Current Report on Form 8-K dated October 2, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

October 2, 2012